Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

DEBT RESOLVE, INC.
(a Delaware Corporation)

The undersigned, James D. Burchetta, hereby certifies that:

1. He is the Co-Chairman of the Board, President and Chief Executive Officer of Debt Resolve, Inc. (the “Corporation”), a Delaware corporation, and is duly authorized by the unanimous written consent of the Board of Directors of the Corporation to execute this instrument.

2. The present name of the Corporation is “Debt Resolve, Inc.” The Corporation filed its Certificate of Incorporation under the name “Lombardia Acquisition Corp.” with the Secretary of State of the State of Delaware on April 21, 1997, and filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware on May 7, 2003.

3. This Certificate of Amendment of the Certificate of Incorporation was duly approved by the Corporation’s Board of Directors and duly adopted by written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. Article IV of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“ARTICLE IV

Authorized Capital Stock

This Corporation is authorized to issue two classes of shares designated respectively “Common Stock” and “Preferred Stock” and referred to herein as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The total number of shares of Common Stock this Corporation is authorized to issue is 100,000,000 and each such share shall have a par value of $.001, and the total number of shares of Preferred Stock this corporation is authorized to issue is 10,000,000 and each such share shall have a par value of $.001. The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this 16th day of August 2006.

By: /s/ James D. Burchetta
James D. Burchetta
Co-Chairman of the Board,
President and Chief Executive Officer